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                                                                Exhibit 10.05

INTERCONNECTION AGREEMENT BETWEEN SOCIEDAD OCCIDENTE Y
CARIBE - CELULAR S.A. AND EMPRESAS MUNICIPALES DE CALI -
EMCALI

Between the undersigned, GILBERTO ECHEVERRI MEJIA, resident of Medellin, with citizens card number 3.302.711 of Medellin, who is acting as the President and Legal Representative of OCCIDENTE Y CARIBE CELULAR, S.A. - OCCEL S.A. - a mixed economy society with private capital in the majority, domiciled in Pereira, that for the effects of this agreement will be referred to as OCCEL, on one part, and on the other part ADOLFO LEON GALLON LOZANO, resident of Cali, identified with citizens card number 16.344.987 of Tulua (Valle), who is acting as the General Manager and Legal Representative of EMPRESAS MUNICIPALES DE CALI, Public Entity of Municipal order, who hereinafter will be referred to as EMCALI, this interconnection agreement is concluded and shall be governed pursuant to the clauses within this document, subject to the following considerations and definitions:

CONSIDERATIONS:

FIRST. OCCEL is the awardee of the concession which has as its object the rendering of a Cellular Mobile Telephone Service on the "A" network in the Western region of Colombia pursuant to agreement 000005 concluded with the Ministry of Communications on March 28, 1994.

SECOND. The Law 37 of 1993 and the Decree 741 of the same year authorized the access right of the Cellular Mobile Telephone operators (CTN) to the public switched telephone networks (PSTN) already established in the country, for the interconnection of the elements of their networks and to manage traffic, and also stipulating the obligation of the public switched telephone network operators to guarantee the access to their Mobile Switched Centers (MSC), providing the facilities for the location of interconnection equipment within equipment rooms of these centrals and, at the same time, the facilities of AC power supply, preventive and corrective maintenance, and also the other facilities that are technically and administratively required, all at the expense of the Cellular Mobile Network Operator.

THIRD. Interconnection will be subject to the equal access principle - pursuant to article 66 Decree 741 of 1993 by virtue whereof the MSC operators are obliged to provide interconnection under equal technical and economic conditions to every CTN operator.

FOURTH. By means of Resolution 002 of 1993, the Telecommunications Regulatory Commission, exercising the powers conferred upon it by Decree 2122 of 1992, established that for a one (1) year term from October thirteenth (13th) of 1993, the fee for the interconnection between the PSTN subscriber terminal and the local switching center will be TWENTY-FOUR ($24) Colombian pesos per minute, for both outgoing calls and incoming calls to the PSTN. This tariff was established based on the variables of cost per line, percentage of line usage, operation costs, maintenance and
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management per line per year, line traffic per year, the useful life of the equipment and network, the replacement thereof and the rate of discount or reasonable profit to the PSTN operator. Furthermore, by means of Resolution 004 of 1993 issued by the Telecommunications Regulatory Commission, the principle was established whereby the party calling to or from the cellular network must assume the costs thereof. The Interconnection Fee stipulated herein shall be adjusted once the EMCALI Board of Directors determines the amount of adjustment. The Board of Directors has the power to determine the rate to be applied, which shall not exceed the maximum value pursuant to Resolution No. 020 of February 20, 1995, Articles 2 and 3, issued by the Telecommunications Regulatory Commission and subsequent regulations which amend or supersede it.

FIFTH. According to regulations governing the interconnection between public switching telephone networks and cellular networks, EMCALI and OCCEL have decided to establish their mutual rights and obligations by means of this instrument.

DEFINITIONS:

For the effects of this agreement, the following terms will have the same meaning stipulated as follows for every one of them, unless in the text of this document a different scope were expressly assigned.

AGREEMENT: Means the present interconnection agreement, in the interpretation whereof there shall be taken into account all incorporated appendices and legislation in force with regard to the subject. Likewise, all amendments agreed to between the parties during the term this agreement are an integral part thereof.

OCCEL S.A.: Means OCCIDENTE Y CARIBE CELULAR S.A., concessionaire corporation of a Cellular Mobile Telephone Service for the Western area on the "A" Network.

EMCALI:  Means Empress Municipales de Cali (Cali Municipal Entity)

CTN:  Means Cellular Telephone Network.

PSTN:  Means Public Switched Telephone Network.

MSC:  Means Mobile Switching Center of Cellular Mobile Telephone Network.

INTERCONNECTION TRANSMISSION MEANS: These consist of insulated pairs, coaxial and fiber optic cables and their respective regenerators or repeaters and radio systems repeaters or satellite link repeaters, used to connect the OCCEL MSC and the EMCALI telephone centrals directly interconnected to them.

INTERCONNECTION TRANSMISSION SYSTEMS: These consist of terminal equipment connected to the OCCEL MSC with the EMCALI Telephone centrals directly interconnected to them.
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This terminal equipment can be analog, digital and optic transmitters and/or receivers of any of the above-mentioned means of transmission, including radio systems or satellite links.

OCCEL SUBSCRIBER : An individual or legal entity with an agreement in force with OCCEL for the rendering of a Cellular Mobile Telephone Service.

EMCALI SUBSCRIBER : An individual or legal entity with an agreement in force with EMCALI for the rendering of a fixed basic telephone service or any of the value added services.

EMCALI USER : Means the subscriber or person who, without being the subscriber, benefits from the service making use of the fixed line telephone service assigned by EMCALI to the subscriber.

OCCEL USER : Means the subscriber or person who, without being the subscriber, uses and takes advantage of the OCCEL Cellular Mobile Telephone Service.

CONSUMER : Means any user of a public telecommunications service, using either a private or public handset connected and attended by the PSTN operator, or the terminal equipment activated and attended by a CTN operator.

TERMINAL EQUIPMENT : Means the portable, transportable, mobile, fixed or another type of handset that OCCEL has permitted its subscriber or user to use in order to access the cellular mobile telephone service, fulfilling the terms and conditions stipulated by the rules governing this service.

FIRST CLAUSE - OBJECT OF THE AGREEMENT : The object of this agreement is to establish the technical, operative, administrative, economic, financial and legal rights and obligations which shall regulate the interconnection of the EMCALI public switched telephone network to the OCCEL Cellular Mobile Telephone Network.

SECOND CLAUSE - EMCALI OBLIGATIONS : EMCALI engages to fulfill the following technical, administrative, economic and financial obligations:

A. TECHNICAL:

1. To guarantee the interconnection of its equipment with the OCCEL cellular mobile telephone network equipment, both for outgoing and incoming traffic, in accordance with the provisions of Law 37 of 1993 and Decree 741 of 1993, observing in particular the principle of equal access and equal charge. In order to forecast the requirements of equipment necessary to guarantee this interconnection in a timely manner, the provisions of numbers A.5 and A.6 of the fourth clause, and the provisions of the eighth clause herein shall be taken into account.
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2.      To acquire, install, maintain, operate, preserve and replace the equipment and elements required in its network for the interconnection of its telephone system with the OCCEL CTN in order to guarantee that incoming and outgoing traffic can be transmitted according to the development plans of both companies, and in the quantity which guarantees that in the circuits interconnecting the EMCALI PSTN centrals with the OCCEL MSC in Cali, call drops with automatic access will not exceed one (1%) percent in peak hours, thereby fulfilling with this the stipulations of the Schedule of Conditions of Bidding No. 046 of 1993.

3. To permit all of the EMCALI subscribers having national automatic long distance access service (DDN) and whose "A" subscriber number can be automatically identified and transmitted, to have access to the OCCEL cellular mobile telephone service, to the customer service provided by OCCEL, and also to the new services rendered to third parties through the OCCEL CTN, in accordance with the provisions of the Law.

4. To perform maintenance, both preventive and corrective, of the systems and transmission media belonging to EMCALI and used by OCCEL. The tariff agreed to by the parties for the leasing of these systems and media includes the respective maintenance cost.

5. To perform maintenance which guarantees, in incoming and outgoing traffic, a ratio of unsuccessful calls (with a technical failure) attributable to EMCALI in relation to the total of calls offered in low traffic, which does not exceed, on the average, three (3%) percent. The executives responsible for the management of this agreement will review this indicator for the purpose of reducing it by mutual agreement.

6. To perform pursuant to APPENDIX NO. 1, measurements of traffic, grade of service, and in general, all tests which permit the establishment of the communications quality level between the two networks, and at the same time to identify the need to make adjustments in the interconnection enhancement program or its configuration. To test quality of service between the two networks and to perform maintenance programs, EMCALI will provide to OCCEL two telephone lines with access to its CTN, without long distance access and free of charge. The location, the types of traffic accessible and usage time of these numbers will be agreed upon by the executives designated by parties for the administration of this agreement. When considered necessary, the tests shall be performed jointly following a previously agreed upon program.

7. To submit to OCCEL all the required information to guarantee that interconnection between the two networks fulfills the fundamental basic plans established by the Ministry of Communications.
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 8.  To verify monthly, or upon the written request of OCCEL submitted with due advance notice, the correct operation of its outgoing and incoming links, immediately notifying OCCEL of any damage. EMCALI, through its network operation and maintenance centers, will maintain permanent supervision of the interconnection with OCCEL and will execute the required actions to repair the failures imputable to EMCALI as soon as possible, notifying OCCEL of their occurrence and actions taken in order to repair them.

9. To adopt all measures in order to prevent fraud and generation of inconsistencies. By virtue of this obligation, EMCALI shall adopt the necessary measures order to prevent the access to OCCEL's CTN telephones without charge, not assigned, interrupted, retired and non intelligent public phones. Access shall be permitted only to public and semi-public telephones and which have the ability to charge for this type of calls, which must be connected to centrals with the ability to identify to "A" subscriber number.

10. EMCALI must submit to OCCEL the identification number of the "A" subscriber who originates the call at the centrals of its PSTN when it is technically possible. EMCALI subscribers connected to centrals where the identification and automatic transmission of the "A" subscriber number is not possible are not allowed to access the OCCEL CTN.

11. To repair, within the terms and conditions established in APPENDIX NO. 1, the failures reported by OCCEL.

12. Not to differentiate the OCCEL traffic for its own benefit or that of any other operator.

13. To guarantee not to cause any damage tot he physical and technical infrastructure of OCCEL and also to respect the conditions stipulated by the Internal Work Rules, EMCALI being obligated to assume the costs of repair of the damage caused, provided that such damage is imputable to EMCALI or its contractors.

14. To permit access at any time EMCALI facilities to the persons authorized by OCCEL in order to perform preventive and corrective maintenance of the equipment for which it is responsible. OCCEL shall provide, with sufficient advance notice, a list of these persons, who must fulfill the conditions established in the EMCALI Internal Work Rules. In the event that access for the persons designated by OCCEL were not possible, due to the absence of an EMCALI executive who authorizes it, EMCALI engages to permit the access within the two (2) hours following the receipt of the respective written request.

B.  ADMINISTRATIVE, ECONOMIC AND FINANCIAL:

II.  IN RELATION TO BILLING




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1.   EMCALI shall include in the bill for services to its subscribers or users the charges for calls which the consumers of its network originate to the OCCEL network, including access charges to the EMCALI PSTN and charges for usage of the OCCEL CTN. EMCALI shall bill based on the call report and on the statement it will receive from OCCEL on magnetic tape or any other media agreed upon by the parties.

     EMCALI may verify the statement of charges for access charges to its PSTN submitted by OCCEL against the statement for control and verification purposes which EMCALI makes, based on calls recorded in their digital centrals. In the event that the difference between the statements made by OCCEL and EMCALI as to the total value of the aforementioned access charges does not exceed the percentage which the executives designated by the parties for the administration of this contract have agreed to establish as the maximum tolerance, the bill shall be based on the information submitted by OCCEL.

     In the event that the aforementioned difference exceeds the maximum tolerance established, and there is no technical justification, the access charges shall be billed according to the higher records, whether the information corresponds to OCCEL or EMCALI. If there is a technical justification, the billing shall be according to the information which is without errors, or by means of the combination of the OCCEL and EMCALI information.

     The parties shall agree monthly upon the dates and times for cutting the billing period. EMCALI may include in the same bill the charges for other items and even charges from the other cellular network operators. The bill will contain the information pursuant to Appendix No. 2 of this agreement.

     The incremental costs due to inclusion on bills issued by EMCALI of the global amount and the list of calls made by its subscribers from its PSTN to the OCCEL CTN, will be chargeable to OCCEL and will be paid pursuant to Appendix No. 2.

2. To rebill the accounts including extra charge to the subscribers or users who have not paid the total amount of the OCCEL Cellular Mobile Telephone Service within the time limits stipulated to pay the bill.

3. To maintain the records that could not be billed in each period (recycle) and are susceptible to be billed again in the next period, and submit a report of these amounts to OCCEL. This point is applicable only in the cases in which subscribers are in the process of incorporation into the EMCALI subscriber files. At maximum one recycle will be permitted; after this recycle the records will be permitted; after this recycle the records that had not been incorporated will be considered as inconsistencies with their respective justifications.




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4.    Unless it has express and written authorization from OCCEL, EMCALI may in no case bill any charge or amount derived from the rendering of Cellular Mobile Telephone Service by OCCEL.

5. To bill its subscribers or users for penalties or interest on late payment at the maximum rate legally accepted, pertaining to amounts that have not been collected within time limits stipulated on the bill, for calls transmitted to the OCCEL CTN. These penalties or interest will be billed monthly for each month or fraction of delay and the money collected for this concept shall be applied proportionately to the amount of the balance corresponding to each party. This penalty shall not apply in the event of an inevitable accident or force majeure.

6. To submit to OCCEL though magnetic media or another procedure mutually agreed upon, the billing inconsistencies for calls from the PSTN to the CTN, with their justifications, and additionally those records which will be entered on the definitive list of accounts receivable, within fifteen (15) days following the end of every EMCALI billing period.

7. To guarantee the integrity and quality of the billing of the calls originated on the EMCALI PSTN to the OCCEL CTN and to be responsible for errors generated in the billing process in relation to the customers and authorities when such errors are imputable to EMCALI.

II.  IN RELATION TO COLLECTION OF CALLS ORIGINATED ON THE EMCALI PSTN

1. EMCALI shall collect amounts due for calls originated by its subscribers to the OCCEL CTN, in accordance with the provisions of Resolution 004 of 1993 issued by the Telecommunication Regulatory Commission, transferring to OCCEL the respective portion of amounts collected for the usage of its CTN and retaining for itself the amount of the access charges for the use of the EMCALI PSTN.

      In the event that the authority of jurisdiction determines that the amount billed for the above-mentioned access charges must be paid by OCCEL, EMCALI shall deduct the amount billed for these charges from the amount to be transferred to OCCEL as a payment for use of the CTN. When there is no directive from the authority of jurisdiction, EMCALI shall collect these charges directly from its users.

2. EMCALI shall not accept partial payments for services, that is, it shall require payment in full from its subscribers for the services included in the bill, and in the case of non payment, it will apply sanctions in accordance with the Law regulations established for this purpose.
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3.      EMCALI may grant payment facilities to its subscribers
        or users when they so request and provided that they fulfill the internal rules established. These facilities shall only be applicable to amounts owed for calls to the OCCEL CTN subject to conditions agreed upon by the executives responsible for the management of this agreement. The interest shall be distributed between OCCEL and EMCALI in proportion to their respective balances.

        Credits or discount notes issued by EMCALI in order to grant the payment facilities specified herein, or to resolve claims which require such credit notes, shall not constitute a breach of the preceding provision when such notes have been submitted to OCCEL and are duly approved by the latter.

4. EMCALI shall transfer to OCCEL, on the final maturity date of each payment period without extra charge established for EMCALI subscribers, 60% of the amount in the same period for sums which correspond to OCCEL for usage of its CTN by EMCALI subscribers. The aforementioned percentage may be amended by agreement between the executives responsible for the management of this agreement, taking into account historical behavior of average rate of billing charges for this concept. On the aforementioned date, EMCALI shall pay, in addition, 100% of the amount due to OCCEL for the use of its CTN by the EMCALI public and semi-public telephones.

        From the preceding amounts EMCALI shall deduct all amounts owed to it by OCCEL for access charges or any other amount that has been agreed herein, and that was incurred in the billing period for which these transfers are been made.

        Within the five (5) business days following the aforementioned date, that is, the final maturity date, the executives designated by parties shall reconcile the accounts in order to establish the difference between the amount transferred to OCCEL by EMCALI and that effectively collected for all concepts which correspond to OCCEL. The payment of the amounts resulting must be made within the five (5) business days following the respective reconciliation date.

5. EMCALI shall pay interest to OCCEL on late payment at a rate equivalent to the maximum allowed by Commercial Law for similar transactions, monthly or proportional to the days elapsed from the demandability of the debt to the verification date, due to the delay in the payment of the amounts collected for the use of the OCCEL CTN. Excluded from this sanction are the delays due to force majeure or inevitable accident.

6.      To maintain and continuously update the records of the
        active list of accounts receivable and also to issue
        bills in order to collect them, in accordance with the
        provisions of Resolution No. 113 of 1990 issued by the
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        Ministry of Communications.  The management of recoveries on debtors in default shall be effected in accordance with the provisions of APPENDIX NO. 2.

7. Within the ten (10) calendar says subsequent to the date set as the limit for payment term without any extra charge established for its subscribers, EMCALI shall submit to OCCEL through magnetic media or another procedure mutually agreed upon and according to the design agreed upon, the information as to amounts not collected, detailed in the same form as they were submitted by OCCEL for billing.

8. EMCALI shall submit to OCCEL, monthly, a list of subscribers whose debts have been considered as late payments. EMCALI shall suspend access to the mobile telephone network of OCCEL to the subscribers requested by OCCEL by written notice, provided that it is technically possible and will not affect access to other networks, unless there is express written authorization from the operators which could be affected.

9. To submit to OCCEL all documents that it requires and are necessary in order that OCCEL may, under its own responsibility, proceed with legal collection of late payments, provided that the supply of these documents is within the scope of EMCALI.

III.    IN RELATION TO SUBSCRIBER CLAIMS:

        Claims from EMCALI subscribers related to calls to the OCCEL mobile telephone network shall be handled pursuant to APPENDIX NO. 2.

IV.     IN RELATION TO PUBLICATION IN THE TELEPHONE DIRECTORY:

1. To allow OCCEL to publish the list of its subscribers in the Cali Telephone Directory, OCCEL bearing the cost set for this purpose in accordance with the contractual regulations and tariffs agreed upon between EMCALI and the company which publishes the Cali Telephone Directory, without giving rise to any participation for OCCEL. Such list will only include the OCCEL subscribers who wish to be included in the Directory.

THIRD CLAUSE - OBLIGATIONS OF OCCEL: OCCEL engages to fulfill the following technical, administrative, economic and financial obligations.

A.  TECHNICAL:

1. To permit the EMCALI subscribers, having access category to automatic national long distance service (DDN) and whose subscriber "A" number can be automatically identified and transmitted, to access the OCCEL Cellular Mobile Telephone Service.

2. To acquire, install, interconnect, operate, maintain and replace the required devices and equipment for

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     interconnection of the OCCEL CTN with the EMCALI PSTN, including those which permit the assessing of charges for outgoing and incoming calls, with specifications according to the development plans from both companies, and in the amount which guarantees a loss no greater than one percent (1%) during peak hours. This obligation will be understood as fulfilled when by agreement between the parties, such devices and equipment are provided by EMCALI by lease.

3. To perform both preventive and corrective maintenance of systems and transmission media owned by OCCEL which participate in the interconnection.

4. To perform tests agreed upon by the parties in order to verify the adequate quality of service, in accordance with the provisions of APPENDIX NO. 1.

     In order to verify service quality and perform scheduled maintenance on the interconnection between the two networks, OCCEL will provided to EMCALI two cellular telephones without long distance access. These telephones will not have any charge for EMCALI. Location, types of accessible traffic and usage time of these numbers will be agreed upon by the executives designated by parties for the management of this agreement.

     In order to control the interconnection between the two networks, OCCEL and EMCALI, within two (2) months after concluding this agreement, will make an emergency plan and a schedule for preventive maintenance, grade and quality of service measurements and evaluation of performance of maintenance.

5. To adopt all required measures in order to avoid fraud on the EMCALI PSTN. In any case, OCCEL must be responsible for access charges generated from its CTN to the EMCALI PSTN.

6. In the event OCCEL decides to install alternative transmission media to those installed by EMCALI, OCCEL shall be responsible for the respective maintenance.

7. To maintain the Ministry of Communications authorizations in force for the OCCEL radio link systems which are part of the interconnection and to pay the usage rights for the electromagnetic spectrum frequencies which these require.

8. To perform maintenance which guarantees, in incoming and outgoing traffic, a ratio of unsuccessful calls (with technical failure) attributable to OCCEL in relation to the total of calls generated in low traffic, which shall not exceed, on the average, three (3%) percent.

9. To immediately repair failures reported by EMCALI in incoming and outgoing links.
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10.   To guarantee that it will not cause damage to the physical and technical infrastructure of EMCALI, and also will respect the conditions established in its Internal Work Rules. OCCEL shall be responsible for payment for all repair of damages caused, provided that such damage is imputable to OCCEL or its contractors.

B.  ADMINISTRATIVE AND FINANCIAL

I.  IN RELATION TO BILLING

1.    To supply to EMCALI, in accordance with the provisions of number
      II.A.1 of the second clause, all of the information necessary in order that EMCALI may bill the calls made by the EMCALI PSTN users to the OCCEL CTN. This information will be provided on a monthly basis within the eight (8) calendar days following the date agreed to by the parties as the billing close date.

      If OCCEL, due to facts imputable to it, does not effect timely submission of the information necessary in order to bill the PSTN subscribers, EMCALI will prepare the bill, without including that which pertains to the information that is not supplied by OCCEL in a timely manner. The information that has not been processed will be included in the next billing period. In this case, OCCEL shall pay to EMCALI, for the month or fraction thereof, interest on late payment at a rate equivalent to the maximum allowed by law for similar commercial transactions, on the amount of access charges that have not been collected by EMCALI. Excluded from this sanction is non-fulfillment due to force majeure or inevitable accident.

2. OCCEL shall provide to EMCALI, if it so requires, the information necessary in order to verify the payment of charges for access to its PSTN.

3. To guarantee integrity and quality of records submitted to EMCALI for billing and to be liable in relation to the customers and authorities for the errors generated in processes where this information is used, when such errors are imputable to OCCEL.

4. To credit and pay to EMCALI the amount corresponding to the increase in its billing processing costs, stationery, printing and collection arising from the billing of the calls originated by its subscribers to the OCCEL CTN, in accordance with the provisions of APPENDIX NO. 2.

I.1 IN RELATION TO INTERCONNECTION TARIFFS AND OTHER INCOME GENERATED IN FAVOR OF EMCALI:

1.    To credit and pay to EMCALI on a monthly basis access charges incurred for calls originated from the OCCEL CTN to the EMCALI PSTN, pursuant to the terms of Law 37 of 1993, Decree 741 of 1993 and Resolutions Nos. 002 and 004 from the Telecommunications Regulatory Commission. Such access charges shall be calculated
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        based on EMCALI and OCCEL records and applying to them a procedure similar to number B.I.1 of the second clause of this agreement. The payment of such charges shall be effected through the deduction that EMCALI shall make from the amount owed to OCCEL for the use of its CTN during the same period in which access charges indicated herein were incurred.

2. To effect payment to EMCALI of interest on late payment at a rate equivalent to the maximum allowed by commercial law for similar operations, monthly or proportionately to the days which have elapsed from the due date of payment to the date on which this payment is verified, for the delay in the payment of amounts in favor of EMCALI and which EMCALI has not been able to deduct from the amount owed to OCCEL for payments for the use of its CTN. Excluded from this sanction are the delays caused by force majeure or inevitable accident.

3. To credit and pay to EMCALI the respective costs of the use of the transmission media and systems for the interconnection provided by EMCALI by lease. The rent shall include the respective equipment maintenance. The amounts established by EMCALI for these rents shall be those stipulated in Appendix No. 3, which shall be signed by the parties within a term of no more than thirty (30) days from the date of the concluding of this agreement.

4. To credit and pay to EMCALI the costs for usage of assigned physical space, usage and supervision of buildings, towers and air conditioning and power supply systems for the OCCEL equipment located within the EMCALI facilities. The amounts established by EMCALI for these rents will be as stipulated in Appendix No. 3.


III.    IN RELATION TO HANDLING OF CLAIMS

EMCALI shall handle claims relating to the billing of calls originated from the EMCALI PSTN to the cellular network. In the event that it is so required, OCCEL and EMCALI shall conduct the pertinent investigations, each assisting the other with necessary operative and technical support and sharing all required information. OCCEL may have a customer service point, where EMCALI subscribers can go to submit their claims.

FOURTH CLAUSE - RECIPROCAL OBLIGATIONS OF PARTIES:

A.      IN RELATION TO THE ADMINISTRATION OF THE AGREEMENT:

In order to efficiently manage all matters relating to this agreement, each party shall designate a maximum of two executives, who shall be responsible for discussion, consultation, communication and resolution of the matters which require their intervention and fall within their jurisdiction. Each party shall designate one of these executives to be responsible for the coordination and
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channeling of communications related to this agreement.  These executives will meet as required, at the request of any one of them.

Their functions are as follows:

1. To maintain orderly and accurate documentation related to this agreement, recording, in chronological order, the correspondence, consultations, decisions, solutions and in general every event to be considered as relevant for the history of this agreement.

2. To establish and/or review the procedures relating to billing, collection, payment facilities, account reconciliation, analysis of inconsistencies, information to the subscribers, claims, fraud control and repairs of damage or failures which arise in the interconnection.

3. To review and approve monthly billing reconciliation, collections and offsetting of accounts for access charges and lease of infrastructure and transmission media, establishing the amount each party owes to the other. In the development of such reconciliation all amounts pending explanation for any of the subjects mentioned above will be followed up.

4. To agree as to solutions concerning the differences of opinion which may arise between the parties with regard to the interpretation, development and execution of any of the stipulations within this agreement.

5. According to measurements performed, to make all required decisions to guarantee the fulfillment of the grade of service, in accordance with the stipulations of the second and third clauses of this contract.

6.      To review the interconnection configuration and capacity.

7. To determine the source of fraud and inconsistencies, establish their solution mechanisms and establish responsibility for their occurrence.

8. To determine the source of damages caused to equipment and devices owned by each party, to assess their value and determine the responsibility for their occurrence.

9. To define the EMCALI PSTN subscribers who shall be allowed to access the OCCEL CTN.

10.     The rest derived from the execution of this agreement.

The decisions agreed upon by these executives shall be of mandatory fulfillment by the parties and must be recorded in instruments signed by the parties.

In the event of disagreement between these persons as to a particular subject, any of them may request that the subject be discussed and decided by the legal representatives of EMCALI and OCCEL.

B.  IN RELATION TO DAMAGES AND THEIR REPAIR

1. To immediately issue notification as to damages detected in the interconnection which require the intervention of any of the parties. The respective party must repair the damage within two (2) hours following receipt of the notice and take all required measures to repair it as soon as possible. Unjustified delays which cause damage will result in repair entirely in favor of the affected party.

2. To have qualified staff available at any time to repair system failures pursuant to the terms and time limits herein.

C.  IN RELATION TO INTERCONNECTION DIMENSIONS:

The parties engage to ensure that the installed capacity of the interconnection equipment matches the dimensions calculated on the basis of demand and traffic projections, and are in conformity with the to grade of service goals stipulated in number A.2 of the second and third clauses. In the event that one of the parties has any difficulty in the expansion of the required capacity, it may sign agreements with the other party in order to obtain the supply of the equipment of systems required.

D.  IN RELATION TO LOCATION OF THE OCCEL EQUIPMENT:

According to availability, EMCALI shall provide OCCEL with all facilities for the location of its interconnection equipment and that pertaining to its CTN, providing physical spaces, power supply, air conditioning and guard. In the same way EMCALI shall facilitate the installation of the OCCEL equipment. The cost of these facilities shall be assumed by OCCEL and the amount will be stipulated in APPENDIX No. 3.

E.  IN RELATION TO INTERCONNECTION CONDITIONS:

Interconnection technical conditions such as grade of service, tariffs, routing, numbering, signalling and operation shall be regulated in accordance with the stipulations of the Ministry of Communications and specifically pursuant to APPENDIX No. 1 to this contract.

FIFTH CLAUSE - LIABILITY OF THE PARTIES

1. Neither party shall be liable for the non-fulfillment of any contractual obligation caused by force majeure or inevitable accidental duly verified. If both parties consider such circumstances as obstructing the execution of the agreement for a term exceeding six (6) months, either party may terminate the agreement by written notice to the other party.

2. Each party must guarantee the integrity and accuracy of all information submitted to the other party, and is obliged to be liable to the other party, customers and authorities for errors generated in processes where such information is used, as long as such errors are imputable thereto.

3. Liability for frauds and inconsistencies: Each party must pay to the other party the respective amounts of frauds and inconsistencies which may be imputable to it. APPENDIX NO. 2 specifies the manner in which liability for these payments shall be determined. Amounts due for fraud and inconsistencies shall be included within the monthly reconciliations.

4. Liability to the subscriber: In all of their relationships with the public, both EMCALI and OCCEL shall act governed by the principles of honesty, integrity, loyalty and service and shall not act in any manner which discredits, affects or damages the reputation of the other party in any way. Both parties shall act in good faith, honestly and diligently, using their best efforts in order to guarantee subscriber satisfaction and the rendering of the services offered.

5. Social responsibility: In the interconnection and the execution of the agreement, the parties shall take into consideration the fact that their goal is the providing of telecommunication public services in the charge of the State, in a continuous and efficient manner.

SIXTH CLAUSE - INTERCONNECTION LIMIT:

In order to limit the liability of the parties, the interconnection limit shall be general digital distributors or optical distributors of EMCALI centrals directly connected with the OCCEL CTN, and in consequence, every company must assume the costs within its own network.

SEVENTH CLAUSE - SUBMISSION TO REGULATION; The interconnection between the two networks is based upon the plans, regulations, definitions and standards of the Ministry of Communications, and in the absence thereof, upon the plans, definitions and standards of the International Telecommunications Union (ITU) and other international bodies of jurisdiction, in which Colombia forms a part by virtue of international agreements and covenants.
PARAGRAPH. In the cases where applicable regulations or standards do not exist, the interconnection will be based upon an agreement by the parties.

EIGHTH CLAUSE - INTERCONNECTION DIMENSIONS:
The quality of the circuits required for different links or routes between two networks, both for incoming and outgoing traffic, as well as the quantities for future expansion, shall be calculated by OCCEL, reviewed by EMCALI and shall be established according to instruments signed by the parties. This dimensioning will be reviewed at least every six months to adjust it to traffic conditions. The dates of entry into service of links for future extensions shall be mutually agreed upon, taking into account that the grade of service and development plans of each company may not be affected by the delay by one party in the execution of such extensions.

NINTH CLAUSE - RELIABILITY AND AVAILABILITY: Both parties should maintain the interconnection minimum levels of reliability in order to guarantee service continuity. The reliability shall be measured in terms of the time in which the interconnection is normally operating. The minimum reliability for the subscriber to interconnection equipment is 99.9% measured over a monthly period, which means that the total of system dropped times which affect the whole interconnection should not be higher than 4.4 minutes/month. The interconnection will have alternate routes as agreed upon the parties.

TENTH CLAUSE - AUDITING: Each party may directly or through a third duly authorized party undertake the necessary review to establish account accuracy and the faithful compliance with the procedures agreed upon by virtue of this agreement. The cost incurred for this shall be paid by the party who is reviewing. The party whose accounts and procedures shall be reviewed must provide all required facilities.

ELEVENTH CLAUSE - EXEMPTION FROM LIABILITY IN THE EVENT OF INTERRUPTION:
Neither party shall be liable in relation to the other party for damages causing the interruption or failure of its telephone systems or interconnection with the OCCEL CTN, nor shall either party be permitted to provide to their customers the facilities to take action against the other party under these circumstances.

TWELFTH CLAUSE - CONFIDENTIALITY OF INFORMATION: All of the correspondence and information exchanged between the parties for the fulfillment of this agreement, concerning subscriber data, billing, collection, growth forecast, and also that information marked as confidential or proprietary information must be treated and received by the recipient as confidential and secret. The verbal information that is provided as confidential, must be confirmed as such in writing within eight (8) days following the provision thereof. Confidential information must be restricted to the persons and employees of the recipient party which requires it in order to fulfill the objectives herein, such persons must be notified as to the confidential nature of the information provided, and of the care to be taken with it. The obligations imposed upon the parties pursuant to this clause shall not apply to the following information:

a. Information which becomes public knowledge through actions of persons other than the recipient party.

b. When information is required by an authority of jurisdiction; in such event the disclosure shall be restricted to the fulfillment of the respective order.

     Both parties expressly declare that the transmission of such information, either verbally or in writing, to third parties that are not duly authorized to request and receive it will result in the full indemnity of damage cause by this disclosure.

THIRTEENTH CLAUSE - DURATION OF AGREEMENT: This agreement has a duration of five (5) years from the date of its execution, and may be extended by equal periods, as long as the parties do not issue notification to the contrary in writing within sixty (60) calendar days prior to its expiration or the expiration of the extension.

FOURTEENTH CLAUSE - AMENDMENTS TO THE AGREEMENT: During the terms of this agreement it may be amended, except in those clauses imposed by Law; in order to do so the interested party should notify the other party in writing. In the event that an agreement is not reached within the sixty (60) calendar days following the first communication date, OCCEL, EMCALI or both parties will request intervention of the Telecommunication Regulatory Commission in the dispute, and in the meantime, the conditions established herein shall be in force. The decision of the Commission shall be binding upon both parties.

FIFTEENTH CLAUSE - SOLUTION OF CONTROVERSIES: In the event of differences, discrepancies or conflicts arising between parties as to the making, interpretations, execution, termination or dissolution of this agreement, they shall attempt to solve it in a direct, rapid and amicable manner. If this is not possible and the Telecommunications Regulatory Commission does not have jurisdiction to hear the differences, discrepancies or conflicts in question, the parties jointly or individually shall submit themselves to decision by a Court of Arbitration.

If the controversy, discrepancy or conflict were eminently technical in nature, the parties by mutual agreement may submit it to the decision of two experts in the subject matter which is the object of the difference, who shall be designated by the ACIEM. The decision of these experts shall be of mandatory fulfillment by the parties.

The Court of Arbitration shall consist of three arbiters designated by mutual agreement, who must be licensed, practicing attorneys, with knowledge of Telecommunications Laws. In the event that no agreement is reached between the parties, the designation of the arbiters shall be made by the Chamber of Commerce of Cali. The judgment shall be by law and must take place within six
(6) following the constitution of the Court.

The costs for the petition for the constitution and the operation of the Court shall be paid by the parties in equal proportion.

SIXTEENTH CLAUSE - DOCUMENTS OF AGREEMENT: The following documents are an integral part of this agreement and compliance therewith is therefore mandatory.

1.    APPENDIX NO. 1:  Technical Aspects
2.    APPENDIX NO. 2:  Financial, economic and administrative aspects

3. APPENDIX NO. 3: Lease costs of systems and transmission media, physical spaces and infrastructure. This appendix shall be signed by the parties within thirty (30) days from the concluding of this agreement.

SEVENTEENTH CLAUSE - APPLICABLE LAW: This agreement and all controversies that might arise must be subject to this agreement, to the Law and to the Colombian Courts.

EIGHTEENTH CLAUSE - DOMICILE: For pertinent legal effects it is understood that this agreement shall be concluded in the city of Cali.

NINETEENTH CLAUSE - WAIVER: The obligations of the parties and rights granted by this agreement to each party shall not be considered as susceptible to waiver, by virtue of practices or customs in a contrary sense. The tolerance of one party in accepting the non-fulfillment of any of the obligations assumed by the other should not be considered as acceptance of the tolerated fact nor as precedent for its repetition.

TWENTIETH CLAUSE - TITLES: Clause titles herein are only incorporated for the purpose of facilitation of reference and cannot be used as an isolated element for interpretation of the agreement.

TWENTY-FIRST CLAUSE - INTEGRITY OF THE AGREEMENT: Both OCCEL and EMCALI have read this agreement and understood and accepted the terms, conditions and stipulations herein, which have been agreed to in order to maintain the high standards of the quality of service and the customer service and to protect the reputation of both OCCEL and EMCALI brand names. Neither party is obligated by declarations of their executives, employees or agents which are contrary to the provisions of this agreement. This agreement contains the integral agreement between the parties and previous agreements or covenants, both verbal or written, existing between parties are null and void.

TWENTY-SECOND CLAUSE - WAIVER OF SUMMONS: To collect any amount of money which parties owe by virtue of this agreement, it shall not be necessary to establish default or to require its payment, rights which the parties waive.

TWENTY-THIRD CLAUSE - BUDGET IMPUTATION: EMCALI is obliged to provide in its budget for the income and expenses incurred by the execution of this agreement during the term of validity of the current budget and during succeeding budget terms.

TWENTY-FOURTH CLAUSE - STAMP TAX: OCCEL as a non-exempt entity must pay, pursuant to tax laws, one half of the stamp tax incurred by this agreement, the tariff constituted in the amount of THREE HUNDRED THOUSAND COLOMBIAN PESOS ($300.000,oo) taking into account that it is of indeterminate amount, such amount to be considered as an installment of the definitive tax. As soon as monthly payments are made and it becomes possible to determine the amount, the stamp tax must be paid. The amount of the respective stamp tax must be deposited to account No. 019-04276-1 of the Banco de Occidente CAM branch office.

TWENTY-FIFTH CLAUSE - AGREEMENT REVIEW: The parties acknowledge that this agreement must be made known to the Ministry of Communications and the Telecommunications Regulatory Commission. In the event that these entities require addition to this agreement of information of specifications pursuant to the twenty-fourth clause of the concession agreement concluded between the Ministry of Communications and OCCEL, the parties concluding this agreement are committed to sign a supplementary agreement which incorporates such additions. In the same manner, the parties declare that they know that EMCALI must offer the same technical and economic conditions to all cellular mobile telephone operators who conclude an interconnection agreement with EMCALI, and in consequence any advantage or privilege granted to one of them and not offered to the rest, could be subject to sanction for both EMCALI and the favored cellular mobile telephone operator.

TWENTY-SIXTH CLAUSE - COMMUNICATIONS: Except as otherwise agreed upon, all communications between parties shall be written and shall be considered as valid and sufficient if they are sent by certified mail or by fax, verifying by telephone and sending and receipt thereof, to the following address and fax numbers:

To EMCALI
        EMCALI
        Gerencia de Telefonos                [Telephones Management]
        Avenida 3 norte No. 53 N 11
        Cali
        Telephone 664 40 04
        Fax       664 83 73

To OCCEL
        OCCEL S.A.
        Direccion de Interconexion           [Interconnection Dept.]
        Calle 50 No. 55-01
        Medellin
        Telephone 512 90 90
        Fax       513 01 99

In the event that any of the parties changes any of this information, it will be responsible for reporting the new information to the other party in the manner previously stipulated herein. Communications performed according to stipulated herein shall be considered as received upon the first to occur of: five (5) days following the delivery or when they have been received personally by the addressee.

TWENTY-SEVENTH CLAUSE - CONCLUDING AND EXECUTION: In order to conclude this agreement, it requires the signature of the legal representatives of the contracting parties and its publication in the Municipal Newspaper of Santiago de Cali. This requirement shall be understood to be fulfilled by the payment of such expenses which shall be assumed by OCCEL.

In testimony whereof, this agreement is signed in the city of Cali on the ____ day of nineteen hundred and ninety-five
(1995).

By OCCEL S.A.           By EMPRESAS MUNICIPALES DE CALI


GILBERTO ECHEVERRI MEJIA ADOLFO LEON GALLON LOZANO
President                General Manager

                                 APPENDIX NO. 1
                               TECHNICAL ASPECTS

FIRST CLAUSE - OBJECT: The object of this appendix is to supplement and specify the definitions of terms and procedures relating to the technical aspects of the interconnection agreement.

SECOND CLAUSE - DEFINITIONS: EMCALI and OCCEL agree to the following definitions for the terms related as follows;

SWITCHING EQUIPMENT FOR THE INTERCONNECTION: All devices which are part of the OCCEL MSC or EMCALI switching centers, and are directly connected with transmission systems for the intercommunication between the two networks.

GRADE OF SERVICE: Ratio by percentage between the quantity of unsuccessful call attempts due to congestion or failure, and the total of call attempts recorded in a measurement or a test.

CONGESTION GRADE: Ratio by percentage between the quantity of unsuccessful call attempts due to congestion and the total of call attempts recorded in a measurement or a test.

TECHNICAL FAILURES INDEX: Ratio by percentage between the quantity of unsuccessful call attempts due to switching or transmission equipment failures, and the total of call attempts recorded in a measurement or a test.

SECOND CLAUSE - CONNECTION POINTS AND ROUTING: The parties agree that at the beginning the interconnection points between EMCALI and OCCEL networks shall be the EMCALI combined centrals designated as Centro 5, Guavito 3 and Colon 2, and the OCCEL MSC located in Cali. However, the executives designated by the parties to manage this agreement may agree by means of a mutually executed instrument as to the creation of other connecting points between their two networks, according to traffic and quality of service requirements.

At the beginning, alternative routes to handle traffic between the EMCALI and OCCEL networks will not be available. However, the establishment of alternative routes, through third party networks, may be agreed upon by means of an instrument signed by mutual agreement of the executives designated by parties to manage this agreement.

THIRD CLAUSE - SIGNALLING: At the beginning the interconnection shall be effected utilizing signalling by associated channel. The line signalling system shall be the Digital R2 pursuant to CCITT recommendations Q.421, Q.422 and
Q.424.  The record signalling system will by MFC type LME.

Upon mutual agreement of the parties, or when the Ministry of Communications so stipulates as mandatory, the signalling scheme by common channel No. 7 of CCITT on the national standard version of Colombia in force on the date of establishment will be adopted.

FOURTH CLAUSE - TEST AND TRAFFIC MEASUREMENT PLAN : In order to evaluate the quality of service, and calculate the grade of service, the parties agree to make test calls from the OCCEL MSC and EMCALI switching centrals. These calls shall be made on a periodic basis and also in events which demand the performance of special tests. The quantity of test calls, their centrals and origin and destination numbers, days and hours, and the way they are recorded, shall be agreed upon by the executives designated by the parties to manage this agreement.

At least once a month, traffic, quality and grade of service measurements of real traffic on interconnection routes which interconnect the two networks will be performed. The quality of service indicators, quantity of measurement days, hours and type of telephonic devices - trunking circuits, signalling devices, software records, etc. - upon which the measurements are to be made shall be agreed upon by the executives designated by the parties to manage this agreement. These executives may also agree upon the conducting of activities of tracking of failures detected in the interconnection. For the diagnosis of quality of service and tariff problems there will also be joint analysis of calls of no longer than six seconds in duration, calls longer than one hour, calls with identification of caller number failure, channels with high index of failure or loss produced, and series with a high index of unsuccessful calls.

EMCALI shall provide to OCCEL S.A. two telephone lines to be used as test numbers, without any connection fee charge and basic charge.

In the same manner, OCCEL S.A. shall provide to EMCALI two cellular telephones to be used as test numbers, with their respective terminals, without any connection fee charge and basic charge.

These telephones may have long distance access and charges for any concept shall be assumed by the generating party.

The calls between test numbers will be free of charge for usage of EMCALI and OCCEL networks.

In testimony whereof, this agreement is signed in the city of Cali on the _______ day of _______ of nineteen hundred and ninety-five (1995).

By OCCEL S.A.                           By EMPRESAS MUNICIPALES DE CALI


GILBERTO ECHEVERRI MEJIA ADOLFO LEON GALLON LOZANO
President                General Manager

                                 APPENDIX NO. 2
                 FINANCIAL, ECONOMIC AND ADMINISTRATIVE ASPECTS

FIRST CLAUSE - OBJECT: The object of this Appendix is to supplement and specify the procedures related to the financial, economic and administrative aspects of the interconnection agreement.

SECOND CLAUSE - INFORMATION INCLUDED IN THE BILL: The bill from EMCALI to its subscribers, the information about calls originated by them to the OCCEL cellular mobile telephone network, and the amount shall be presented in the manner agreed upon by the parties agree within the thirty (30) days following the concluding of this agreement.

THIRD CLAUSE - BILLING COSTS: OCCEL shall effect payment to EMCALI in the amount of thirty ($30) pesos for each bill issued with calls to the OCCEL network, plus seven ($7) pesos for every call to the OCCEL network which may have been billed by EMCALI to their subscribers or users. This amount includes all concepts related to detail billing of calls to the OCCEL cellular network, and the collection of amounts owed by OCCEL.

These billing costs will be readjusted annually in the same percentage as the minimum wage increase, when it occurs.

FOURTH CLAUSE - LATE PAYMENT RECOVERY: According to the accounting system, the list of late payments for calls made by EMCALI users to the OCCEL CTN shall be borne by each company, according to the respective proportion. The recovery of late payments may be obtained by either OCCEL or EMCALI, according to the agreement made between the parties. In any case, each party will submit to the other the documents required for legal collection of these late payments.

FIFTH CLAUSE - ATTENTION TO CLAIMS: Within the thirty (30) days following the concluding of this agreement, OCCEL and EMCALI shall agree as to all procedures for the handling, investigation and resolution of claims related to the billing of all calls made by EMCALI subscribers to the OCCEL CTN. In the meantime, EMCALI will handle these claims following the procedures established for the handling of claims pertaining to long distance calls, and EMCALI must report to OCCEL in detail every claim relating to billing of calls to its CTN.

In the case of a special claim, OCCEL and EMCALI shall investigate, providing each other with the required operative and technical support and sharing all required information.

In the same way EMCALI shall provide all information about the way the calls are billed to the OCCEL cellular network, when such information is required by EMCALI or OCCEL subscribers or users in EMCALI offices. If OCCEL so requests and there is the physical availability, EMCALI shall provide a space at its facilities for the handling of claims about calls originated from its PSTN to the OCCEL

CTN; the parties shall agree as to the economic conditions under which EMCALI will provide this space.

SIXTH CLAUSE - ANALYSIS AND RECOVERY OF FRAUDS AND INCONSISTENCIES: An inconsistency is considered to be all inaccurate information about data concerning the recording, payment or billing of a call, which temporarily or permanently makes the billing process and the charging of this call to the user who actually made it impossible. There is temporary impossibility when the inaccuracy is solved after an analysis which makes it possible to effect the billing in a subsequent period. There is permanent impossibility when, after the respective analysis, it is determined that respective charge cannot be collected. Each party shall be liable to the other for payment for the inconsistencies which arise due to calls which originated on its network, unless it is proven that such inconsistencies are imputable to inaccuracies or errors committed by the other party.

It is considered that a fraud has been committed when it has been determined that collection cannot be effected for reasons other than the occurrence of an inconsistency or the declaration that the debt assumed by the subscriber or user generating is impossible to collect.

Fraudulent calls can be made from OCCEL or EMCALI networks, whether the origin number has not been assigned to any subscriber or user, the calls have been billed to disconnected telephones or those with a duly proven failure, or fraud is caused by damage to the systems of billing or assessment of either the parties, or by the improper usage of the telephone network by a non-identifiable third party; in the latter event, exclusion shall be made of those cases in which the subscriber's handset is used without his authorization. In such cases, each party shall be liable to the other for payment for the fraudulent calls originated in its network.

In all cases where there is any suspicion of fraud, the executives in charge of the management of this agreement shall determine the liability for the payment of the fraudulent calls within sixty (60) days at maximum. When within this term no liability has been established, and the executives have not agreed as to mutual exemption from liability to be borne by the parties, each party shall have the right to proceed with legal suits in order for the liability for the fraud to be established by the authority of jurisdiction.

SEVENTH CLAUSE - BALANCE CONFRONTATION AND RECONCILING OF ACCOUNTS: EMCALI and OCCEL shall maintain an accounting control which shall be reconciled monthly in order to determine the net balance which the debtor party must pay to the creditor party. The dates for these reconcilings of accounts shall be agreed upon by the executives responsible for the management of the agreement. For the effects of the reconciliation, parties may agree to offset accounts for the leasing of systems and transmission media lease, leasing of facilities for equipment location, leasing of electric and air conditioning infrastructure, billing costs, payment for frauds and inconsistencies, interest on late payment and any other concept related to the execution of this agreement.

In testimony whereof this agreement is signed in the city of Cali on the _____ day of _______ of nineteen hundred and ninety-five (1995).

By OCCEL S.A.                   By EMPRESAS MUNICIPALES DE CALI


GILBERTO ECHEVERRI MEJIA ADOLFO LEON GALLON LOZANO
President                General Manager

I certify that the translations into English of exhibits 3.01, 10.03, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, and 10.10 to the Registration Statement on
F-4 of Occidente y Caribe Celular S.A. are fair and accurate.


/s/ Alvaro H. Munoz R.
- ------------------------------
Name

Finance Vice-president
- ------------------------------
Title

August 5, 1996
- ------------------------------
Date